Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter and Year Ended December 31, 2013

HIGHLIGHTS

•	Non-GAAP revenue for the year of $871 million, up 26% over 2012

•	New sales bookings, net of term extensions, for the year grew 20% over last year

•	Hosted subscription and transaction revenues for the year grew 132%

•	Operating free cash flow for the year of $151 million, up from $24 million in 2012

•	Adjusted EBITDA of $239 million grew 25% from last year’s $191 million

•	Increased share repurchase authorization by an incremental $100 million

NAPLES, FLA — February 27, 2014 — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of electronic payment and banking systems, today announced financial results for the period ended December 31, 2013. Management will host a conference call at 8:30 am EST to discuss these results as well as 2014 guidance. Interested persons may access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors or use the following numbers for dial in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 76644361. There will be a replay available for two weeks on (855) 859-2056 for US/Canada Dial-In and +1 (404) 537- 3406 for International/Local Dial-In participants.

“ACI has finished an important transitional year,” commented Phil Heasley, ACI President and CEO. “The integration of Online Resources is substantially complete, Official Payments is on schedule and our EBPP business is performing better than expected. Our Universal Payments strategy came to fruition in 2013 and we have seen encouraging interest in the marketplace. Our overall pipeline is at record levels and we have enhanced our financial guidance. We are very confident our efforts have positioned us to successfully take advantage of significant opportunity in 2014 and beyond.”

Q4 FINANCIAL SUMMARY

Revenue in Q4 was $283 million, an increase of $59 million, or 26%, above the prior-year quarter.

New sales bookings, net of term extensions (SNET), increased 25% compared to the prior-year quarter. Excluding the contribution from Online Resources and Official Payments, SNET increased 13% in Q4, compared to last year’s quarter.

Operating income was $86 million for the quarter, an increase of $10 million, or 14%, above the prior-year quarter. Q4 adjusted EBITDA of $117 million was 15% above the prior year’s $101 million.

Net income for the quarter was $50 million, or $1.28 per diluted share, compared to net income of $50 million, or $1.24 per diluted share, during the same period the prior year. Operating free cash flow in Q4 was $62 million, up from $24 million in the prior-year quarter.

FULL YEAR 2013 FINANCIAL SUMMARY

Revenue for the full year 2013 was $865 million, an increase of $198 million, or 30%. The acquisitions of Online Resources and Official Payments contributed $144 million of GAAP revenue to the full year. Non-GAAP revenue for the full year 2013 was $871 million, up 26% from the prior year’s $689 million. These figures include $6 million and $22 million, respectively, in deferred revenue not reportable under GAAP purchase accounting requirements.

New sales bookings, net of term extensions (SNET) for the year was $600 million, up 20% from $501 million in 2012. Excluding the contribution from Online Resources and Official Payments, SNET grew 7% compared to the prior year.

Operating income for the full year 2013 was $123 million, versus $74 million for the full year 2012. Non-GAAP operating income for the year was $155 million, up 21% from the prior year’s $128 million. Adjusted EBITDA of $239 million for the year grew 25% from the prior year’s $191 million. Non-GAAP figures include $6 million and $22 million of deferred revenue adjustments due to purchase accounting and exclude one-time acquisition-related expenses of $26 million and $31 million in 2013 and 2012, respectively. Excluding pass through interchange revenues of $38 million in 2013, net adjusted EBITDA margin represented 29% of revenue in the 2013, versus 28% in 2012.

Net income for the year ended December 31, 2013 was $64 million, or $1.60 per diluted share, compared to net income of $49 million, or $1.22 per diluted share, in the prior year. Non-GAAP net income for the year was $85 million, or $2.11 per diluted share, versus $84 million, or $2.10 per diluted share for 2012. Operating free cash flow for the year was $151 million, up from $24 million the prior year.

We ended the year with a 60-month backlog of $3.9 billion, adjusted for foreign currency fluctuations, up 24% from last quarter. Similarly, our 12-month backlog increased to $870 million. Official Payments contributed $696 million and $142 million to 60- and 12-month backlog, respectively.

As of December 31, 2013, we had $95 million in cash on hand, a debt balance of $755 million, down slightly from last quarter’s $764 million. We repurchased $81 million of our stock during 2013.

INCREASING SHARE REPURCHASE AUTHORIZATION

Year to date in 2014, we have repurchased 930,000 shares for $54 million. In addition, ACI’s Board of Directors has authorized an increase to its Share Repurchase Program of $100 million. Including this increase, we now have $156 million remaining on our share buyback authorization.

2014 GUIDANCE

We expect to generate non-GAAP revenue in a range of $1.06 to $1.08 billion for the full year and $220 to $230 million in the first quarter. Adjusted EBITDA is expected to be in a range of $290 to $300 million. This guidance excludes $13 to $15 million of one-time integration-related expenses and $2 million of deferred revenue haircut. Lastly, we expect full year 2014 net new sales bookings to increase in the upper single digit range.

End-

About ACI Worldwide

ACI Worldwide, the Universal Payments Company, powers electronic payments and banking for more than 5,000 financial institutions, retailers, billers and processors around the world. ACI software processes $13 trillion in payments and securities transactions for more than 250 of the leading global retailers, and 21 of the world’s 25 largest banks. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payments processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisitions of S1, Online Resources and Official Payments and significant transaction related expenses, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources, if not for GAAP purchase accounting requirements and significant transaction related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and significant transaction related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus payments associated with the cash settlement of acquisition related options and significant acquired opening balance sheet liabilities, plus net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction related expenses, net after-tax payments associated with IBM IT outsourcing transition and termination, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) marketplace interest in our Universal Payments strategy; (ii) our overall pipeline; (iii) our ability to successfully take advantage of significant opportunities in 2014 and beyond; (iv) expectations regarding 2014 financial guidance, including non-GAAP revenue, adjusted EBITDA, and net new sales bookings; and (v) expectations regarding non-GAAP revenue in the first quarter.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, increased competition, the performance of our strategic product, BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transactions with Online Resources and Official Payments, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$95,059	$76,329
Receivables, net of allowances of $4,459 and $8,117, respectively	203,575	217,321
Deferred income taxes, net	47,593	34,342
Recoverable income taxes	2,258	5,572
Prepaid expenses	22,549	16,746
Other current assets	65,328	5,816

Total current assets	436,362	356,126

Property and equipment, net	57,347	41,286
Software, net	191,468	129,314
Goodwill	669,217	501,141
Intangible assets, net	237,693	127,900
Deferred income taxes, net	48,852	63,370
Other noncurrent assets	40,912	31,749

TOTAL ASSETS	$1,681,851	$1,250,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$43,658	$33,926
Employee compensation	35,623	35,194
Current portion of long-term debt	47,313	17,500
Deferred revenue	122,045	139,863
Income taxes payable	1,192	3,542
Deferred income taxes, net	753	174
Other current liabilities	95,016	36,400

Total current liabilities	345,600	266,599

Noncurrent liabilities
Deferred revenue	45,656	51,519
Long-term debt	708,070	356,750
Deferred income taxes, net	11,000	14,940
Other noncurrent liabilities	27,831	26,721

Total liabilities	1,138,157	716,529

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2013 and 2012	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 46,606,796 shares issued at December 31, 2013 and 2012	232	232
Additional paid-in capital	543,163	534,953
Retained earnings	263,855	199,987
Treasury stock, at cost, 7,751,807 and 7,159,023 shares at December 31, 2013 and 2012, respectively	(240,241)	(186,784)
Accumulated other comprehensive loss	(23,315)	(14,031)

Total stockholders’ equity	543,694	534,357

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,681,851	$1,250,886

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended December 31,
	2013	2012
Revenues
License	$82,625	$94,731
Maintenance	69,033	58,862
Services	40,952	38,985
Hosting	90,552	31,517

Total revenues	283,162	224,095

Operating expenses
Cost of license (1)	7,349	6,968
Cost of maintenance, services and hosting (1)	93,123	53,502
Research and development	33,375	33,586
Selling and marketing	23,118	22,730
General and administrative	23,557	21,616
Depreciation and amortization	16,660	10,158

Total operating expenses	197,182	148,560

Operating income	85,980	75,535

Other income (expense)
Interest expense	(9,818)	(3,031)
Interest income	158	209
Other, net	(1,821)	1,298

Total other income (expense)	(11,481)	(1,524)

Income before income taxes	74,499	74,011
Income tax expense	24,108	24,347

Net income	$50,391	$49,664

Earnings per common share
Basic	$1.30	$1.26
Diluted	$1.28	$1.24

Weighted average common shares outstanding
Basic	38,650	39,393
Diluted	39,479	40,055

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	For the Years Ended December 31,
	2013	2012
Revenues
License	$233,931	$221,846
Maintenance	245,954	199,876
Services	122,085	131,536
Hosting	262,958	113,321

Total revenues	864,928	666,579

Operating expenses
Cost of license (1)	25,324	23,592
Cost of maintenance, services and hosting (1)	318,515	202,052
Research and development	142,557	133,759
Selling and marketing	99,828	87,054
General and administrative	99,300	108,747
Depreciation and amortization	56,356	37,003

Total operating expenses	741,880	592,207

Operating income	123,048	74,372

Other income (expense)
Interest expense	(27,221)	(10,417)
Interest income	659	914
Other, net	(3,327)	399

Total other income (expense)	(29,889)	(9,104)

Income before income taxes	93,159	65,268
Income tax expense	29,291	16,422

Net income	$63,868	$48,846

Earnings per common share
Basic	$1.63	$1.26
Diluted	$1.60	$1.22

Weighted average common shares outstanding
Basic	39,295	38,696
Diluted	40,018	39,905

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$50,391	$49,664
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,218	3,596
Amortization	14,966	10,352
Amortization of deferred debt issuance costs	1,367	762
Deferred income taxes	14,913	12,542
Stock-based compensation expense	2,462	3,525
Excess tax benefit of stock options exercised	(4,396)	(165)
Other	(1,246)	852
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(3,286)	(48,003)
Accounts payable	1,481	5,965
Accrued employee compensation	(19,494)	(2,737)
Repayment of IBM Alliance agreement liability	—	(20,667)
Current income taxes	3,165	5,886
Deferred revenue	(29,494)	(21,470)
Other current and noncurrent assets and liabilities	15,811	3,375

Net cash flows from operating activities	51,858	3,477

Cash flows from investing activities:
Purchases of property and equipment	(9,622)	(3,018)
Purchases of software and distribution rights	(4,619)	(54)
Acquisition of businesses, net of cash acquired	(113,911)	—

Net cash flows from investing activities	(128,152)	(3,072)

Cash flows from financing activities:
Proceeds from issuance of common stock	654	398
Proceeds from exercises of stock options	9,669	1,671
Excess tax benefit of stock options exercised	4,396	165
Repurchases of common stock	(264)	—
Repurchase of restricted stock and performance shares for tax withholdings	(328)	(331)
Repayments of revolving credit facility	(40,000)	(6,000)
Proceeds from revolving credit facility	40,000	—
Repayment of term portion of credit agreement	(8,871)	(4,375)
Payments on other debt and capital leases	(702)	(1,332)
Payment for debt issuance costs	(645)	—

Net cash flows from financing activities	3,909	(9,804)

Effect of exchange rate fluctuations on cash	933	(1,954)

Net decrease in cash and cash equivalents	(71,452)	(11,353)
Cash and cash equivalents, beginning of period	166,511	87,682

Cash and cash equivalents, end of period	$95,059	$76,329

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$63,868	$48,846
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	18,751	13,284
Amortization	51,216	37,497
Amortization of deferred debt issuance costs	5,388	2,450
Deferred income taxes	9,573	4,775
Stock-based compensation expense	13,572	15,186
Excess tax benefit of stock options exercised	(6,960)	(3,543)
Other	(593)	150
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	22,496	(61,965)
Accounts payable	(13,548)	5,981
Accrued employee compensation	(24,501)	(29,026)
Repayment of IBM Alliance agreement liability	—	(20,667)
Current income taxes	9,360	(5,660)
Deferred revenue	(23,613)	(11,816)
Other current and noncurrent assets and liabilities	13,409	(4,757)

Net cash flows from operating activities	138,418	(9,265)

Cash flows from investing activities:
Purchases of property and equipment	(21,104)	(13,050)
Purchases of software and distribution rights	(11,497)	(3,612)
Acquisition of businesses, net of cash acquired	(378,113)	(325,232)
Other	—	(1,046)

Net cash flows from investing activities	(410,714)	(342,940)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,186	1,426
Proceeds from exercises of stock options	19,561	16,730
Excess tax benefit of stock options exercised	6,960	3,543
Repurchases of common stock	(80,912)	(57,836)
Repurchase of restricted stock and performance shares for tax withholdings	(6,222)	(3,273)
Proceeds from exercises of common stock warrants	—	11,866
Cash settlement of common stock warrants	—	(29,596)
Repayments of revolving credit facility	(228,000)	(6,000)
Proceeds from revolving credit facility	40,000	119,000
Proceeds from term portion of credit agreement	300,000	200,000
Proceeds from issuance of senior notes	300,000	—
Repayment of term portion of credit agreement	(30,867)	(13,750)
Payments on other debt and capital leases	(14,024)	(7,115)
Payment for debt issuance costs	(17,042)	(1,094)

Net cash flows from financing activities	291,640	233,901

Effect of exchange rate fluctuations on cash	(614)	(2,465)

Net increase (decrease) in cash and cash equivalents	18,730	(120,769)
Cash and cash equivalents, beginning of period	76,329	197,098

Cash and cash equivalents, end of period	$95,059	$76,329

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED December 31,
	2013		2013	2012		2012
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$283,162	$940	$284,102	$224,095	$3,635	$227,730	$56,372	25%
Total expenses (3)	197,182	(6,975)	190,207	148,560	(4,430)	144,130	46,077	32%
Operating income	85,980	7,915	93,895	75,535	8,065	83,600	10,295	12%
Income before income taxes	74,499	7,915	82,414	74,011	8,065	82,076	338	0%
Income tax expense (benefit) (4)	24,108	2,770	26,878	24,347	2,823	27,170	(292)	-1%

Net income	$50,391	$5,145	$55,536	$49,664	$5,242	$54,906	$629	1%

Depreciation	5,218	—	5,218	3,596	—	3,596	1,622	45%
Amortization - acquisition related intangibles	5,180	—	5,180	3,414	—	3,414	1,766	52%
Amortization - acquisition related software	4,607	—	4,607	3,555	—	3,555	1,052	30%
Amortization - other	5,179	—	5,179	3,383	—	3,383	1,796	53%
Stock-based compensation	2,462	—	2,462	3,525	—	3,525	(1,063)	-30%

Adjusted EBITDA	$108,626	$7,915	$116,541	$93,008	$8,065	$101,073	$15,468	15%

Earnings per share information
Weighted average shares outstanding
Basic	38,650	38,650	38,650	39,393	39,393	39,393
Diluted	39,479	39,479	39,479	40,055	40,055	40,055

Earnings per share
Basic	$1.30	$0.13	$1.44	$1.26	$0.13	$1.39	$0.04	3%
Diluted	$1.28	$0.13	$1.41	$1.24	$0.13	$1.37	$0.04	3%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for deferred revenue that would have been recognized in the normal course of business by ORCC and S1 but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $1.2 million for employee related actions, $1.2 million for facility closures, $1.4 million for data center moves and $3.1 million for professional and other fees in 2013 and $0.2 million for employee related actions, $1.3 million for facility closures, and $3.0 million for other professional fees in 2012.
(4)	Adjustments tax effected at 35%.

	Quarter Ended
	December 31,
Reconciliation of Operating Free Cash Flow (millions)	2013	2012
Net cash provided (used) by operating activities	$51.9	$3.5
Payments associated with cash settlement of acquisition related options (4)	10.2	—
Payments associated with acquired opening balance sheet liabilities	4.5	—
Net after-tax payments associated with employee-related actions (4)	1.8	0.4
Net after-tax payments associated with lease terminations (4)	0.4	1.9
Net after-tax payments associated with significant transaction related expenses (4)	6.9	—
Net after-tax payments associated with IBM IT Outsourcing Termination (4)	—	0.2
Plus IBM Alliance liability payment	—	20.7
Less capital expenditures	(14.2)	(3.1)

Operating Free Cash Flow	$61.5	$23.6

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE TWELVE MONTHS ENDED December 31,
	2013		2013	2012		2012
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$864,928	$5,771	$870,699	$666,579	$22,461	$689,040	$181,659	26%
Total expenses (3)	741,880	(26,169)	715,711	592,207	(31,464)	560,743	154,968	28%
Operating income	123,048	31,940	154,988	74,372	53,925	128,297	26,691	21%
Income before income taxes	93,159	31,940	125,099	65,268	53,925	119,193	5,906	5%
Income tax expense (benefit) (4)	29,291	11,179	40,470	16,422	18,874	35,296	5,174	15%

Net income	$63,868	$20,761	$84,629	$48,846	$35,051	$83,897	$732	1%

Depreciation	18,751	—	18,751	13,284	—	13,284	5,467	41%
Amortization - acquisition related intangibles	51	—	51	12,102	—	12,102	(12,051)	-100%
Amortization - acquisition related software	16,911	—	16,911	12,837	—	12,837	4,074	32%
Amortization - other	15,779	—	15,779	12,558	—	12,558	3,221	26%
Stock-based compensation (5)	13,572	—	13,572	15,186	(2,822)	12,364	1,208	10%

Adjusted EBITDA	$188,112	$31,940	$220,052	$140,339	$51,103	$191,442	$28,610	15%

Earnings per share information
Weighted average shares outstanding
Basic	39,295	39,295	39,295	38,696	38,696	38,696
Diluted	40,018	40,018	40,018	39,905	39,905	39,905

Earnings per share
Basic	$1.63	$0.53	$2.15	$1.26	$0.91	$2.17	$(0.01)	-1%
Diluted	$1.60	$0.52	$2.11	$1.22	$0.88	$2.10	$0.01	1%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for deferred revenue that would have been recognized in the normal course of business by ORCC and S1 but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $10.6 million for employee related actions, $2.2 million for facility closures, $2.4 million for data center moves and $10.9 million for professional and other fees in 2013 and $14.0 million for employee related actions, $4.9 million for facility closures, $3.2 million for IT exit costs and $9.3 million for other professional fees in 2012.
(4)	Adjustments tax effected at 35%.
(5)	Accelerated stock compensation expense for terminated employees related to the S1 acquisition.

	December
Reconciliation of Operating Free Cash Flow (millions)	2013	2012
Net cash provided (used) by operating activities	$138.4	$(9.3)
Payments associated with cash settlement of acquisition related options (4)	10.2	10.2
Payments associated with acquired opening balance sheet liabilities	4.5	—
Net after-tax payments associated with employee-related actions (4)	9.7	6.2
Net after-tax payments associated with lease terminations (4)	1.0	2.7
Net after-tax payments associated with significant transaction related expenses (4)	18.1	8.8
Net after-tax payments associated with IBM IT Outsourcing Termination (4)	1.9	0.9
Plus IBM Alliance liability payment	—	20.7
Less capital expenditures	(32.5)	(16.7)

Operating Free Cash Flow	$151.3	$23.5